UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 29, 2012

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	0-12422 (Commission File Number)	35-1562245 (IRS Employer Identification No.)

2105 N. State Road 3 Bypass

Greensburg, Indiana 47240

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (812) 663-6734

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 29, 2012, the U.S. Department of the Treasury announced that it priced its secondary public offering of 57,000 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) it holds in MainSource Financial Group, Inc. (the “Company”) at $931.11 per share.  The Company has been notified that it has successfully bid for the purchase of 21,030 shares of the Preferred Stock for a total purchase price of $19,581,243,  plus accrued and unpaid dividends on the Preferred Stock from and including February 15, 2012 to the date of closing.  The closing of the offering is expected to occur on or about April 3, 2012, subject to customary closing conditions.

As a result of its successful bid in the offering, upon settlement of the transaction, the Company will retire 21,030 shares of its original sale of 57,000 of shares of Preferred Stock.  The Company believes the transaction will be accretive to capital by approximately $1 million, and its dividends on the Preferred Stock will decrease by approximately $1 million on an annual basis.  As it has previously stated, the Company intends to redeem the remainder of the Preferred Stock in such amounts and at such times as it deems prudent, and in any event it intends to redeem the remainder of the Preferred Stock in full no later than the first quarter of 2014.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 29, 2012

MAINSOURCE FINANCIAL GROUP, INC.

By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President and Chief Executive Officer

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